Exhibit 5.5

November 18, 2016

CrossAmerica Partners LP

515 West Hamilton Street, Suite 200

Allentown, PA 18101

Ladies and Gentlemen:

We have acted as special Wisconsin counsel for CrossAmerica Partners LP, a Delaware limited partnership (the “Partnership”), and CrossAmerica Finance Corp., a Delaware corporation (“Finance Corp”), as well as Erickson Oil Products, Inc. and Freedom Valu Centers, Inc., each a Wisconsin corporation (collectively, the “Wisconsin Guarantors”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by the Partnership, Finance Corp and the guarantors named therein, including the Wisconsin Guarantors (collectively, the “Guarantors”), on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus included therein (the “Prospectus”). The Registration Statement relates to the issuance and sale by the Partnership, Finance Corp and the Guarantors, as applicable, from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of up to $500,000,000 of securities consisting of: (i) common units representing limited partner interests in the Partnership (the “Common Units”); (ii) other classes of units representing limited partner interests in the Partnership (the “Other Units”); (iii) senior debt securities or subordinated debt securities consisting of notes, debentures or other evidences of indebtedness of the Partnership (collectively, the “Debt Securities”) which may be co-issued by Finance Corp, in one or more series, under the senior indenture (the “Senior Indenture”) or the subordinated indenture (the “Subordinated Indenture,” and, together with the Senior Indenture, the “Indentures”) proposed to be entered into between the Partnership, Finance Corp, the Guarantors and a trustee (the “Trustee”), the forms of which are filed as Exhibits 4.1 and 4.2 to the Registration Statement; and (iv) guarantees of the Debt Securities by the Guarantors (the “Guarantees”) issued under, or in connection with an issuance of Debt Securities under, or pursuant to, the Indentures, including guarantees of such Debt Securities issued by the Wisconsin Guarantors (the “Wisconsin Guarantees”).

CrossAmerica Partners LP

November 18, 2016

The Common Units, the Other Units, the Debt Securities and the Guarantees are collectively referred to herein as the “Offered Securities.” The Registration Statement provides that the Offered Securities may be offered from time to time in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

We have examined the Registration Statement in the form in which it will be filed with the Commission. We have also reviewed such matters of law, made such other investigations and examined original, certified, conformed, photographic or electronic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. The documents so reviewed have included the originals or copies, certified or otherwise identified to our satisfaction, of the articles of incorporation and bylaws (collectively, the “Organizational Documents”) of each of the Wisconsin Guarantors. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements, certificates and representations of the Partnership, Finance Corp and their respective subsidiaries, officers and other representatives and of public officials, including the facts and conclusions set forth therein, and we have assumed that the facts and circumstances contained in such statements, certificates and representations are true and complete and have not changed since the dates thereof.

For purposes of the opinions expressed herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents and the absence of duress, fraud or mutual mistake of material facts on the part of the parties to any agreement with respect to which an opinion is expressed herein.

The opinions expressed herein are limited in all respects to the laws of the State of Wisconsin, and no opinion is expressed with respect to (i) the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein, (ii) the bylaws, rules or regulations of the Financial Industry Regulatory Authority, Inc. or (iii) the securities or “blue sky” laws of any jurisdiction. No opinions are expressed herein as to matters governed by laws pertaining to any of the Wisconsin Guarantors solely because of business activities of such entities which are not applicable to business corporations generally. The opinions expressed herein are limited to the matters stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein.

CrossAmerica Partners LP

November 18, 2016

With regard to our opinion in paragraph 1 below with respect to the Wisconsin Guarantors’ existence and good standing, we have based our opinions solely upon examination of a certificate issued by the Wisconsin Department of Financial Institutions as of a recent date.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	Each of the Wisconsin Guarantors is a corporation validly existing and in good standing under the laws of the State of Wisconsin.

2.	Each of the Wisconsin Guarantors has the corporate power and authority to guarantee the payment of the principal and premium, if any, of and interest on any Debt Securities issued under the Indentures.

3.	With respect to the Wisconsin Guarantees, assuming the taking of all necessary corporate action to approve the issuance and terms of the Wisconsin Guarantees to be issued by the Wisconsin Guarantors and related matters by the shareholders, the board of directors (or a duly constituted and acting committee of such board), or the duly authorized officers of each Wisconsin Guarantor, in conformity with the Organizational Documents of each applicable Wisconsin Guarantor, each as amended through such time, the execution and delivery by each of the Wisconsin Guarantors of the applicable Indenture and the performance of its obligations thereunder, including guaranteeing the Debt Securities in accordance with the provisions of the applicable Indenture, shall have been duly authorized by each of the Wisconsin Guarantors.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

Our opinions are furnished solely with regard to the Registration Statement pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K, may be relied upon by you and by persons entitled to rely upon them pursuant to the applicable provisions of the Securities Act but, except as set forth in the next paragraph, may not otherwise be used, quoted or referred to by or filed with any other person or entity without our prior written permission.

CrossAmerica Partners LP

November 18, 2016

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and the filing of this opinion with the Commission as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DeWitt Ross & Stevens s.c.